BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company" - BM&FBovespa: BRFS3; NYSE: BRFS), informs its shareholders and the market that, pursuant to the approval disclosed by the Company on March 08, 2016, the Public Distribution Offering of the 1st Series of the 9th Issuance of Certificates of Agribusiness Receivables of Octante Securitizadora S.A. (“Securitization Company”) was successfully completed, held under the Securities and Exchange Commission (“CVM”) Instruction No. 414, of December 30, 2004, as amended, and under the CVM Instruction No. 400, of December 29, 2003, as amended (“CRA”), registered with CVM under the No. CVM/SRE/CRA/2016/005 (“Offering”). Certain credit rights of agribusiness arising from the Company’s exports contracted with BRF Global GmbH were assigned and/or promised to the Securitization Company ("Credits of Agribusiness"), which were bound to the CRA.

The Offering reached the amount of R$ 1 billion, with a credit rating of brAAA by Standard & Poor’s Ratings do Brasil Ltda. The CRAs will pay annual interests equivalent to 96.50% of the DI Rate.

São Paulo, April 20, 2016.

José Alexandre Carneiro Borges

Chief Financial and Investor Relations Officer